Exhibit 10.2

EXECUTION COPY

CREDIT AGREEMENT

dated as of September 10, 2004

among

YELLOW ROADWAY CORPORATION,

The Lenders Party Hereto,

BANK OF AMERICA, N.A.

SUNTRUST BANK,

as Syndication Agents,

U.S. BANK NATIONAL ASSOCIATION

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agents,

JPMORGAN CHASE BANK, TORONTO BRANCH,

as Canadian Agent,

J.P. MORGAN EUROPE LIMITED,

as UK Agent,

and

JPMORGAN CHASE BANK,

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Sole Lead Arranger

i

TABLE OF CONTENTS

		Page
SECTION 6.09.	Restricted Indebtedness	78
SECTION 6.10.	Financial Covenants	78

ARTICLE VII

Events of Default

ARTICLE VIII

The Agents

ARTICLE IX

Collection Allocation Mechanism

ARTICLE X

Guarantee

ARTICLE XI

Miscellaneous

SCHEDULES:

Schedule 1.01A	— Initial Subsidiary Guarantors

Schedule 1.01B	— Mandatory Cost Formulae

Schedule 2.01	— Lenders and Commitments

Schedule 2.06	— Existing Letters of Credit

Schedule 2.19	— Payment Instructions

Schedule 3.06	— Disclosed Matters

Schedule 3.07	— Subsidiaries

Schedule 6.02	— Existing Liens

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption

Exhibit B-1	— Form of Borrowing Subsidiary Agreement

Exhibit B-2	— Form of Borrowing Subsidiary Termination

Exhibit C	— Form of Issuing Bank Agreement

Exhibit D	— Form of Subsidiary Guarantee Agreement

CREDIT AGREEMENT dated as of September 10, 2004 among YELLOW ROADWAY CORPORATION, a Delaware corporation (the “Company”), the CANADIAN BORROWERS (as defined below), the UK BORROWERS (as defined below), the LENDERS party hereto, JPMORGAN CHASE BANK, TORONTO BRANCH, as Canadian Agent, J.P. MORGAN EUROPE LIMITED, as UK Agent, and JPMORGAN CHASE BANK, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance” means a Draft issued by a Canadian Borrower and accepted by a Canadian Tranche Lender pursuant to this Agreement.

“Acceptance Proceeds” means the cash proceeds derived from the sale of a specified Acceptance before deduction of the Stamping Fee.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Consolidated EBITDA” shall mean for any period, Consolidated EBITDA for such period, adjusted by deducting therefrom the amount of all Capital Expenditures for such period.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing by the Company for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Canadian Agent and the UK Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Amended Credit Agreement” has the meaning assigned to such term in Section 4.01(g).

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent, (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, the Canadian Agent, and (c) with respect to a Loan or Borrowing denominated in Pounds Sterling or Euro, the UK Agent.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “Stamping Fee Rate” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Eurocurrency Spread	Stamping Fee Rate	Facility Fee Rate
Category 1 Baa1 or BBB+ or better	0.500%	0.500%	0.125%

Category 2 Baa2 or BBB	0.600%	0.600%	0.150%

Category 3 Baa3 and BBB-	0.800%	0.800%	0.200%

Category 4 Baa3 or BBB-	1.000%	1.000%	0.250%

Category 5 Ba1 or BB+	1.200%	1.200%	0.300%

Category 6 Ba2 and BB or lower	1.375%	1.375%	0.375%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings, unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in US Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Asset Sale” shall mean any sale, transfer or other disposition by the Company or any of its Subsidiaries to any Person (including by way of redemption by such Person) of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person) other than sales or other dispositions of assets pursuant to clauses (i) through (v) of Section 6.06.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” shall mean, as of any date of determination thereof, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease in connection with a Sale and Leaseback Transaction.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if same were structured as a secured lending agreement rather than a purchase agreement.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company, any Canadian Borrower or any UK Borrower.

“Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or Acceptances issued on the same date and having the same maturity date.

“Borrowing Minimum” means (a) in the case of a Borrowing (other than ABR Revolving Loans and Swingline Loans) denominated in US Dollars, $3,000,000, (b) in the case of a Borrowing of ABR Revolving Loan, $1,000,000, (c) in the case of a Borrowing denominated in Canadian Dollars, C$1,000,000, (d) in the case of a Borrowing denominated in Pounds Sterling, £500,000, and (e) in the case of a Borrowing denominated in Euro, €1,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Canadian Dollars, C$500,000, (c) in the case of a Borrowing denominated in Pounds Sterling, £500,000, and (d) in the case of a Borrowing denominated in Euro, €500,000.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing or a Borrowing of Acceptances in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan denominated in US Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in US Dollars in the London interbank market, (b) when used in connection with a Loan denominated in Pounds Sterling, “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Pounds Sterling in the London interbank market, (c) when used in connection with a Loan denominated in Canadian Dollars or an Acceptance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Canadian Dollars in Toronto, and (d) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

“Calculation Period” shall mean, in the case of any Permitted Acquisition, the Test Period most recently ended prior to the date of any such Permitted Acquisition for which financial statements are available.

“CAM” means the mechanism for the allocation and exchange of interests in the Tranches and collections thereunder established under Article IX.

“CAM Exchange” means the exchange of the Lender’s interests provided for in Article IX.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (h) or (i) of Article VII in respect of the Company or (b) an acceleration of Loans pursuant to Article VII.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and such Lender’s participation in undrawn amounts of Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders and the aggregate undrawn amount of all outstanding Letters of Credit immediately prior to such CAM Exchange Date.

“Canadian Agent” means JPMorgan Chase Bank, Toronto Branch, in its capacity as Canadian administrative agent for the Canadian Tranche Lenders hereunder.

“Canadian Base Rate” means, on any day, the annual rate of interest equal to the greater of:

(a) the annual rate of interest determined by the Canadian Agent as the annual rate of interest announced from time to time by the Canadian Agent as its prime rate in effect at its principal office in Toronto on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada; and

(b) the annual rate of interest equal to the sum of (A) the CDOR BA Rate (using a maturity of one month) in effect on such day and (B) 1% per annum.

“Canadian Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Base Rate.

“Canadian Borrower” means any Canadian Subsidiary that has been designated as such pursuant to Section 2.21 and that has not ceased to be a Canadian Borrower as provided in such Section.

“Canadian Dollars” or “C$” means the lawful money of Canada.

“Canadian Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any province thereof.

“Canadian Tranche” means the Canadian Tranche Commitments, the Canadian Tranche Revolving Loans, the Acceptances, and the Canadian Tranche Swingline Loans.

“Canadian Tranche Commitment” means, with respect to each Canadian Tranche Lender, the commitment of such Canadian Tranche Lender to make Canadian Tranche Revolving Loans, to accept Drafts and to acquire participations in Canadian Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Canadian Tranche Lender’s Canadian Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.10 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Canadian Tranche Lender’s Canadian Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which Canadian Tranche Lender shall have assumed its Canadian Tranche Commitment, as applicable. The aggregate amount of the Canadian Tranche Commitments on the date hereof is $50,000,000.

“Canadian Tranche Exposure” means, with respect to any Canadian Tranche Lender at any time, the US Dollar Equivalent of the sum at such time, without duplication, of (a) such Lender’s Canadian Tranche Percentage of the sum of the principal amounts of the outstanding Canadian Tranche Revolving Loans and the face amounts of the outstanding Acceptances, plus (b) the aggregate amount of such Lender’s Canadian Tranche Swingline Exposure at such time.

“Canadian Tranche Lender” means a Lender with a Canadian Tranche Commitment.

“Canadian Tranche Percentage” means, with respect to any Canadian Tranche Lender, the percentage of the total Canadian Tranche Commitments represented by such Lender’s Canadian Tranche Commitment. If the Canadian Tranche Commitments have terminated or expired, the Canadian Tranche Percentages shall be determined based upon the Canadian Tranche Commitments most recently in effect, giving effect to any assignments.

“Canadian Tranche Revolving Borrowing” means a Borrowing comprised of Canadian Tranche Revolving Loans or Acceptances.

“Canadian Tranche Revolving Loan” means a Loan made by a Canadian Tranche Lender pursuant to Section 2.01(b). Each Canadian Tranche Revolving Loan made to the Company shall be denominated in US Dollars and shall be a Eurocurrency Loan or an ABR Loan, and each Canadian Tranche Revolving Loan made to a Canadian Borrower shall be denominated in Canadian Dollars and shall be a Canadian Base Rate Loan.

“Canadian Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all Canadian Tranche Swingline Loans outstanding at such time. The Canadian Tranche Swingline Exposure of any Canadian Tranche Lender at any time shall be its Canadian Tranche Percentage of the total Canadian Tranche Swingline Exposure at such time.

“Canadian Tranche Swingline Lender” means JPMorgan Chase Bank, Toronto Branch, in its capacity as lender of Canadian Tranche Swingline Loans hereunder.

“Canadian Tranche Swingline Loan” means a Loan made by the Canadian Tranche Swingline Lender to the Canadian Borrower pursuant to Section 2.05.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“CDOR BA Rate” means (i) with respect to any Acceptance accepted by a Schedule I Bank, the yearly rate of interest determined by the Canadian Agent to be equivalent to the average of the yields applicable to banker’s acceptances denominated in Canadian Dollars for Schedule I Banks for any specified maturity quoted on the Reuters Screen CDOR page under “Canadian Interbank Bid BA Rates” on the day of determination (or on the preceding day, if such day is not a Business Day) and (ii) with respect to any Acceptance accepted by a Canadian Tranche Lender other than a Schedule I Bank, subject to section 2.04(j), the lesser of (A) such yearly rate of interest determined as set forth under clause (i) plus 0.10% per annum and (B) the arithmetic average (as determined by the Canadian Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by such non-Schedule I Bank as the percentage discount rate at which such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and term of such Acceptance. For the purposes of such pricing, the Canadian Agent shall notify the Canadian Tranche Lenders of the CDOR BA Rate applicable to them as soon as is reasonably practicable.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, US Tranche Swingline Loans, Canadian Tranche Revolving Loans, Canadian Tranche Swingline Loans, UK Tranche Revolving Loans, or UK Tranche Swingline Loans or whether such Borrowing is a Borrowing of Acceptances, and (b) any Commitment, refers to whether such Commitment is a US Tranche Commitment, a Canadian Tranche Commitment or a UK Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a US Tranche Commitment, a Canadian Tranche Commitment or a UK Tranche Commitment.

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Consolidated EBIT” shall mean, for any period, Consolidated Net Income for such period before deducting therefrom (a) consolidated interest expense of the Company and its Subsidiaries for such period (to the extent that such consolidated interest expense was deducted in arriving at Consolidated Net Income for such period) and (b) provision for taxes based on income that were included in arriving at Consolidated Net Income for such period, and without giving effect in any event (i) to any extraordinary gains or any extraordinary losses, (ii) to any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, (iii) to any writeoff of amortized or deferred financing, legal and accounting costs in connection with the refinancing of the Existing Credit Agreement and (iv) to non-recurring restructuring charges not to exceed $15,000,000 in any 12 month period.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT for such period, adjusted by adding thereto the amount of all amortization of intangibles and depreciation that were deducted in arriving at Consolidated Net Income for such period; it being understood that in determining the Total Leverage Ratio only, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Significant Acquisitions or Significant Asset Dispositions during such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period and (ii) the amount of all Dividends of the Company and its Subsidiaries paid for such period, other than Dividends paid by a Subsidiary to the Company or to another Subsidiary.

“Consolidated Indebtedness” shall mean, at any time without duplication, the aggregate stated balance sheet amount of all Indebtedness (or, (i) if greater, the aggregate face amount of any Indebtedness issued at a discount and (ii) with respect to the Roadway Bonds, the aggregate face amount of the Roadway Bonds) of the Company and its Subsidiaries at such time (but including, without limitation, all Loans, Capitalized Lease Obligations and guaranties of Indebtedness that would otherwise be included under this definition, but excluding any contingent obligations in respect of letters of credit). For the avoidance of doubt, Consolidated Indebtedness includes all Attributable Receivables Indebtedness and excludes all Indebtedness not reflected on the consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Interest Expense” shall mean, for any period, the sum of the total consolidated interest expense of the Company and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (i) that portion of Capitalized Lease Obligations of the Company and its Subsidiaries representing the interest factor for such period, (ii) the interest component of any lease payment under Attributable Debt transactions paid by the Company and its Subsidiaries for such period and (iii) the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period; provided that the amortization of deferred financing, legal and accounting costs with respect to this Agreement, the Existing Credit Agreement and any Senior Notes in each case shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Company or is accounted for by the Company by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Company or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of the Company (other than the Company) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (iii) the net income (or loss) of any other Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Consolidated Net Worth” means, at any date, the consolidated net worth of the Company and its Subsidiaries at such date, provided that, for purposes of calculating the foregoing, all of the 3.375% Senior Notes and all of the 5% Contingent Convertible Senior Notes shall be deemed to be Indebtedness, and not Equity Interests, until the applicable part of any of such Senior Notes is converted into common stock of the Company.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing any Indebtedness, Capitalized Lease Obligations, or dividends (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” means a conversion of a Canadian Base Rate Loan or an Acceptance pursuant to Section 2.04(l).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Foreign Currency” means Canadian Dollars, Pounds Sterling or Euro.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discount” has the meaning given to such term in Section 2.04(e)(i).

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests); provided that “Dividends” with respect to any Person shall not include any payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans for purposes of compensation of employees of the Company and its Subsidiaries or setting aside of any funds for the foregoing purposes.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Draft” means a blank non-interest bearing bill of exchange within the meaning of the Bills of Exchange Act (Canada) or a blank depository bill within the meaning of the Depository Bills and Notes Act (Canada), as applicable, drawn by a Canadian Borrower and addressed to a Canadian Tranche Lender, made payable to such Lender, bearer or a clearing house bearing such distinguishing letters and numbers and being in such form as each Canadian Tranche Lender may require.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided, however, that (i) all of the 3.375% Senior Notes and all of the 5% Contingent Convertible Senior Notes shall be deemed Indebtedness, and not Equity Interests, until the applicable part of any of such notes is converted into common stock of the Company and (ii) any other instruments evidencing Indebtedness convertible into or exchangeable for common stock of the Company will be deemed Indebtedness and not Equity Interests, unless any such instruments would be accounted for in accordance with GAAP as shareholders’ equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” means the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate with respect to the applicable currency of such Loan or Borrowing.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Revolving Credit Exposure is (or any Revolving Credit Exposure that has been requested at such time would be) denominated in a currency other than US Dollars, each of:

(a) the last Business Day of each calendar month,

(b) if an Event of Default has occurred and is continuing, the CAM Exchange Date and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.

“Excluded Taxes” means, with respect to any Lender or Issuing Bank, (a) income or franchise or similar taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or incorporated or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a US Tranche Lender (other than a Lender that becomes a US Tranche Lender by operation of the CAM), any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction to the extent such tax is in effect and would apply as of the date such US Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such US Tranche Lender and is in effect and would apply at the time such lending office is designated, (d) in the case of a Canadian Tranche Lender (other than a Lender that becomes a Canadian Tranche Lender by operation of the CAM), any withholding tax that is imposed (i) by Canada (or any political subdivision thereof) on payments by a Canadian Borrower from an office within such jurisdiction or (ii) by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction, in either case to the extent such tax is in effect and would apply as of the date such Canadian Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Canadian Tranche Lender and is in effect and would apply at the time such lending office is designated, (e) in the case of a UK Tranche Lender (other than a Lender that becomes a UK Tranche Lender by operation of the CAM), any withholding tax that is imposed (i) by the United Kingdom (or any political subdivision thereof) on payments by a UK Borrower from an office within such jurisdiction or (ii) by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction, in either case to the extent such tax is in effect and would apply as of the date such UK Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such UK Tranche Lender and is in effect and would apply at the time such lending office is designated, or (f) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.18(e), except, in the case of clause (c), (d) or (e) above, to the extent that such withholding tax shall have resulted from the making of any payment by a Borrower to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower.

“Existing Credit Agreement” has the meaning given to such term in Section 4.01(g).

“Existing Letters of Credit” has the meaning given to such term in Section 2.06(k).

“Exposure” means, with respect to any Lender, such Lender’s US Tranche Exposure, Canadian Tranche Exposure and UK Tranche Exposure.

“Facility Office” has the meaning assigned to such term in Section 2.18(f).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“5% Contingent Convertible Senior Note Documents” shall mean the 5% Contingent Convertible Senior Note Indenture, the 5% Contingent Convertible Senior Notes and each other document or agreement relating to the issuance of the 5% Contingent Convertible Senior Notes, as each of the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“5% Contingent Convertible Senior Note Indenture” shall mean the Indenture, dated as of August 8, 2003 among the Company and Deutsche Bank Trust Company Americas, as trustee thereunder, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“5% Contingent Convertible Senior Notes” shall mean the Company’s 5% Contingent Convertible Senior Notes due 2023 issued pursuant to the 5% Contingent Convertible Senior Note Indenture.

“Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price (deferred in excess of 90 days) of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, which constitute take-or-pay obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Swap Agreement or under any similar type of agreement, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (viii) all Attributable Debt of such Person and (ix) all Attributable Receivables Indebtedness of such Person. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement; provided that ratings issued by S&P may be based on the Company’s corporate credit rating, and ratings issued by Moody’s may be based on the Company’s senior implied rating.

“Information Memorandum” means the Confidential Information Memorandum dated August 2004 relating to the Company and the Transactions.

“Initial Subsidiary Guarantor” means each Person listed on Schedule 1.01A.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or any Canadian Base Rate Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means (i) each Lender acceptable to the Administrative Agent and the Company (it being understood that each of Bank of America, N.A., SunTrust Bank, Wachovia Bank, National Association and Deutsche Bank AG, New York Branch and their Affiliates is acceptable to the Administrative Agent) that has entered into an Issuing Bank Agreement, in each case in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.06(i); provided that no Person shall at any time become an Issuing Bank if after giving effect thereto there would at such time be more than five Issuing Banks. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. With respect to the Existing Letters of Credit only, “Issuing Bank” means Deutsche Bank AG, New York Branch, in its capacity as the issuer of the Existing Letters of Credit issued by it, and Wachovia Bank, National Association, in its capacity as the issuer of the Existing Letters of Credit issued by it. Each reference to the “Issuing Bank” herein with respect to a particular Letter of Credit shall mean the Issuing Bank that issued, or is being requested to issue, such Letter of Credit. In all other cases, a reference to the “Issuing Bank” shall mean any Issuing Bank or each Issuing Bank, as the context may require.

“Issuing Bank Agreement” means an agreement in the form of Exhibit C, or in any other form reasonably satisfactory to the Administrative Agent, pursuant to which a Lender agrees to act as an Issuing Bank.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC

Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, (a) if denominated in any currency other than Euro, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; or (b) if denominated in Euro, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, by reference to the Banking Federation of the European Union for deposits in Euro (as reflected on the applicable Telerate screen), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMorgan Chase Bank at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guarantee Agreement and each promissory note delivered pursuant to this Agreement.

“Loan Parties” means the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan, Borrowing or Letter of Credit denominated in US Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, Toronto time, and (c) with respect to a Loan or Borrowing denominated in Pounds Sterling or Euro, London time.

“Majority US Tranche Lenders” means US Tranche Lenders with US Tranche Exposure representing at least 51% of the total US Tranche Exposure.

“Mandatory Cost” is described in Schedule 1.01B.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of the Borrowers to perform any of their respective obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Domestic Subsidiary” means, at any time, (a) any Domestic Subsidiary of the Company with assets as of the last day of the Company’s most recently ended fiscal quarter greater than or equal to 5% of the total assets of the Company and its Subsidiaries on a consolidated basis on such date, computed in accordance with GAAP and (b) any other Domestic Subsidiary that would be a “Material Domestic Subsidiary” based on clause (a) above upon the consummation of a Significant Acquisition on a Pro Forma Basis for the Calculation Period; provided that if, at any time, all of the Company’s Domestic Subsidiaries that are not Material Domestic Subsidiaries (the “Non-Material Domestic Subsidiaries”), taken as a whole, would constitute a Subsidiary with assets as of the last day of the Company’s most recently ended fiscal quarter greater than or equal to 10% of the total assets of the Company and its Subsidiaries on a consolidated basis on such date, computed in accordance with GAAP (a “10% Domestic Subsidiary”), then the Company shall designate one or more additional Domestic Subsidiaries as Material Domestic Subsidiaries to the effect that, after such designation, all of the remaining Non-Material Domestic Subsidiaries, taken as a whole, would not constitute a 10% Subsidiary at such time. Notwithstanding the foregoing, YRCMI at all times shall be deemed to be a Material Domestic Subsidiary.

“Material Foreign Subsidiary” means a Foreign Subsidiary that owns assets with an aggregate book value greater than $1,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Acceptances and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means September 10, 2009.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Net Acceptance Proceeds” means the cash proceeds realized on the issuance and sale of an Acceptance pursuant to this Agreement after deduction of the Stamping Fee.

“Obligations” means (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (iii) each payment required to be made by any Borrower under this Agreement in respect of any Acceptance, when and as due, whether at maturity, by acceleration or otherwise, including Stamping Fees, and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers under this Agreement and the other Loan Documents, and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each Swap Agreement relating to Obligations referred to in the preceding clause (a) entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such Swap Agreement was entered into.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 11.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition other than an Acquisition of the Equity Interests of a Person which has not been approved as to its terms (prior to the closing of such Acquisition) by the Board of Directors or other governing body of the Person whose Equity Interests are to be acquired.

“Permitted Encumbrances” means:

(a) Liens for unpaid utilities and Liens imposed by law for taxes, in either case, that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;

(d) Liens securing the performance of bids, tenders, trade contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Receivables Facility” shall mean the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” shall mean (i) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent. It is understood and agreed that the documentation for the Yellow Receivables Facility delivered to the Administrative Agent prior to the Effective Date are satisfactory in form and substance to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a proforma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period and/or (z) the Significant Acquisition or Significant Asset Disposition, if any, then being consummated as well as any other Significant Acquisition or Significant Asset Disposition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Significant

Acquisition or Significant Asset Disposition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Calculation Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to (x) any Significant Asset Disposition, consummated during the periods described above, with such Consolidated EBITDA to be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets or Equity Interests which are the subject of such Significant Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) applicable thereto for such period; provided that if any Significant Asset Disposition is of Equity Interests in a Subsidiary of the Company which remains a Subsidiary after giving effect to such Significant Asset Disposition, Consolidated EBITDA shall be adjusted to give pro forma effect thereto (as if such disposition occurred on the first day of the respective period) in accordance with the rules set forth in the definition of Consolidated Net Income contained herein and (y) any Significant Acquisition consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Significant Acquisition was consummated on the first day of the relevant Calculation Period, and, in each case, taking into account factually supportable and identifiable cost savings and expenses directly attributable to such Significant Acquisition or Significant Asset Disposition which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Quotation Day” shall mean, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Receivables” shall mean all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” shall mean a Wholly-Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” shall mean the Company and those Subsidiary Guarantors that are from time to time party to the Permitted Receivables Facility Documents.

“Register” has the meaning set forth in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Indebtedness” means Indebtedness evidenced by the Senior Notes.

“Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans, UK Tranche Revolving Loans, Canadian Tranche Revolving Loans or Acceptances.

“Revolving Credit Exposure” means a US Tranche Exposure, a Canadian Tranche Exposure or a UK Tranche Exposure.

“Revolving Loan” means a US Tranche Revolving Loan, a Canadian Tranche Revolving Loan or a UK Tranche Revolving Loan.

“Roadway Bond Documents” shall mean the Roadway Bond Indenture, the Roadway Bonds and each other document or agreement relating to the issuance of the Roadway Bonds.

“Roadway Bond Indenture” shall mean the Indenture, dated as of November 30, 2001 among the Company, Roadway Corporation and SunTrust Bank, as trustee, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Roadway Bonds” shall mean Roadway LLC’s (as successor to Roadway Corporation) 8 1/4% Senior Notes due 2008 issued pursuant to the Roadway Bond Indenture.

“Rollover” means an issue of Acceptances on the maturity of an outstanding issue of Acceptances having an aggregate face amount which is less than or equal to the aggregate face amount of the maturing issue of Acceptances.

“Rollover Date” means a Business Day on which a Rollover of all or a portion of an issue of Acceptances is made.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“S&P” means Standard & Poor’s.

“Schedule I Bank” means any Canadian Tranche Lender named on Schedule I to the Bank Act (Canada).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Note Documents” shall mean the 5% Contingent Convertible Senior Note Documents, the Roadway Bond Documents and the 3.375% Senior Note Documents, as applicable.

“Senior Notes” shall mean the 5% Contingent Convertible Senior Notes, the Roadway Bonds and the 3.375% Senior Notes, as applicable.

“Significant Acquisition” shall mean any Permitted Acquisition the aggregate consideration (taking the amount of cash and cash equivalents, the aggregate amount expected to be paid on or after the date of the respective Permitted Acquisition pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price adjustment or similar arrangements, the fair market value (as determined in good faith by the Company) of all other non-cash consideration and the aggregate amount of assumed Indebtedness) for which exceeds $50,000,000.

“Significant Asset Disposition” means any Asset Sale (without giving effect to clause (i) of the definition thereof) the aggregate consideration (taking the amount of cash and cash equivalents, the aggregate amount expected to be paid on or after the date of the respective Asset Sale pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price adjustment or similar arrangements, the fair market value (as determined in good faith by the Company) of all other non-cash consideration and the aggregate amount of assumed Indebtedness) for which exceeds $50,000,000.

“Specified Obligations” means Obligations consisting of the principal of and interest on Loans, payment obligations in respect of Acceptances, reimbursement obligations in respect of LC Disbursements, and fees.

“Stamping Fee” means the stamping fee payable at the time of each Acceptance, calculated and payable in the manner provided for in Section 2.04(f).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable transaction.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in US Dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, unlimited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, unlimited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit D, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guarantors” means each Initial Subsidiary Guarantor and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person (except to the extent such successor or assign is relieved from its obligations under the Subsidiary Guarantee Agreement pursuant to the provisions of this Agreement); provided that any Person released from the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09 shall no longer be a “Subsidiary Guarantor” unless and until such Person re-executes the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swingline Lender” means the US Tranche Swingline Lender, the Canadian Tranche Swingline Lender or the UK Tranche Swingline Lender.

“Swingline Loan” means a US Tranche Swingline Loan, a Canadian Tranche Swingline Loan or a UK Tranche Swingline Loan.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Company then last ended (in each case taken as one accounting period).

“3.375% Senior Note Documents” shall mean the 3.375% Senior Note Indenture, the New Senior Notes and each other document or agreement relating to the issuance of the New Senior Notes.

“3.75% Senior Note Indenture” shall mean the Indenture, dated as of November 25, 2003 among the Company, and Deutsche Bank Trust Company Americas, as trustee, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“3.375% Senior Notes” shall mean the Company’s 3.375% Contingent Convertible Senior Notes due 2023 issued pursuant to the 3.375% Senior Note Indenture.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Total Leverage Ratio” shall mean, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the Test Period then most recently ended.

“Tranche” means the US Tranche, the Canadian Tranche or the UK Tranche.

“Tranche Percentage” means, with respect to any Lender, such Lender’s US Tranche Percentage, Canadian Tranche Percentage or UK Tranche Percentage, as applicable.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and each Borrowing Subsidiary Agreement, the borrowing of Loans and the use of the proceeds thereof, the issuance of Drafts and the use of proceeds of Acceptances, the issuance of Letters of Credit hereunder and the execution, delivery and performance by the Subsidiary Guarantors of the Subsidiary Guarantee Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Base Rate or the CDOR BA Rate. A Borrowing of Acceptances shall be considered to be a “Type” of Borrowing.

“UK Agent” means J.P. Morgan Europe Limited, in its capacity as UK administrative agent for the UK Tranche Lenders hereunder.

“UK Borrower” means any UK Subsidiary that has been designated as such pursuant to Section 2.21 and that has not ceased to be a UK Borrower as provided in such Section.

“UK Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of England and Wales.

“UK Swingline Rate” means, for any day, such rate as the UK Tranche Swingline Lender shall determine adequately reflects the overnight cost of funds to the UK Tranche Swingline Lender to make or maintain a UK Tranche Swingline Loan to the UK Borrower on such day.

“UK Tranche” means the UK Tranche Commitments, the UK Tranche Revolving Loans and the UK Tranche Swingline Loans.

“UK Tranche Commitment” means, with respect to each UK Tranche Lender, the commitment of such UK Tranche Lender to make UK Tranche Revolving Loans and to acquire participations in UK Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such UK Tranche Lender’s UK Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.10 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each UK Tranche Lender’s UK Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which UK Tranche Lender shall have assumed its UK Tranche Commitment, as applicable. The aggregate amount of the UK Tranche Commitments on the date hereof is $10,000,000.

“UK Tranche Exposure” means, with respect to any UK Tranche Lender at any time, the US Dollar Equivalent of the sum at such time, without duplication, of (a) such Lender’s UK Tranche Percentage of the sum of the principal amounts of the outstanding UK Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s UK Tranche Swingline Exposure at such time.

“UK Tranche Lender” means a Lender with a UK Tranche Commitment.

“UK Tranche Percentage” means, with respect to any UK Tranche Lender, the percentage of the total UK Tranche Commitments represented by such Lender’s UK Tranche Commitment. If the UK Tranche Commitments have terminated or expired, the UK Tranche Percentages shall be determined based upon the UK Tranche Commitments most recently in effect, giving effect to any assignments.

“UK Tranche Revolving Borrowing” means a Borrowing comprised of UK Tranche Revolving Loans.

“UK Tranche Revolving Loan” means a Loan made by a UK Tranche Lender pursuant to Section 2.01(c). Each UK Tranche Revolving Loan made to the Company shall be denominated in US Dollars and shall be a Eurocurrency Loan or an ABR Loan, and each UK Tranche Revolving Loan made to a UK Borrower shall be denominated in Pounds Sterling or Euro and shall be a Eurocurrency Loan.

“UK Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all UK Tranche Swingline Loans outstanding at such time. The UK Tranche Swingline Exposure of any UK Tranche Lender at any time shall be its UK Tranche Percentage of the total UK Tranche Swingline Exposure at such time.

“UK Tranche Swingline Lender” means JPMorgan Chase Bank, London Branch, in its capacity as lender of UK Tranche Swingline Loans hereunder.

“UK Tranche Swingline Loan” means a Loan made by the UK Tranche Swingline Lender to the UK Borrower pursuant to Section 2.05.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in a Designated Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect under the provisions of such Section.

“US Dollars” or “$” means the lawful money of the United States of America.

“US Tranche” means the US Tranche Commitments, the US Tranche Revolving Loans, the LC Exposure and the US Tranche Swingline Loans.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans and to acquire participations in Letters of Credit and US Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.10 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as applicable. The aggregate amount of the US Tranche Commitments on the date hereof is $440,000,000.

“US Tranche Exposure” means, with respect to any US Tranche Lender at any time, the sum at such time, without duplication, of (a) such Lender’s US Tranche Percentage of the sum of the principal amounts of the outstanding US Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s LC Exposure and US Tranche Swingline Exposure at such time.

“US Tranche Lender” means a Lender with a US Tranche Commitment.

“US Tranche Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Commitments represented by such Lender’s US Tranche Commitment. If the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

“US Tranche Revolving Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a). Each US Tranche Revolving Loan shall be a Eurocurrency Loan or an ABR Loan.

“US Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all US Tranche Swingline Loans outstanding at such time. The US Tranche Swingline Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche Swingline Exposure at such time.

“US Tranche Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of US Tranche Swingline Loans hereunder.

“US Tranche Swingline Loan” means a Loan made by the US Tranche Swingline Lender to the Company pursuant to Section 2.05.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest (other than directors’ qualifying shares) and (c) any corporation, partnership, association, business trust or limited liability entity (i) that is formed under the laws of a jurisdiction other than the United States of America, any State thereof, or the District of Columbia and (ii) with respect to which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns all of the economic benefit of a 100% equity interest, whether through an agent or otherwise; provided, that, if such Person is prohibited by law from owning 100% of such economic benefit, such Person owns all of such economic benefit that it may lawfully own and in any event not less than 98% of the total economic benefit of ownership of such entity.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yellow Receivables Facility” shall mean that certain receivables facility and trust evidenced by the Receivables Purchase Agreement, dated as of May 21, 2004, among YRRFC, Falcon Asset Securitization Corporation, Blue Ridge Asset Funding Corporation, Wachovia Bank, National Association, as agent, and Bank One, NA, as agent, and the Receivables Sale Agreement dated as of May 21, 2004, among Yellow Transportation, Inc., Roadway Express, Inc., and YRRFC, in each case, as amended, refinanced, renewed or replaced.

“YRCMI” means YRC Mortgages, Inc., a Delaware corporation.

“YRRFC” means Yellow Roadway Receivables Funding Corporation, a Delaware corporation.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency

US Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Canadian Tranche Exposure, the UK Tranche Exposure or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to Canadian Dollars, Euro and Pounds Sterling and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Borrowings to be made or repaid to the extent practicable on or prior to the applicable date for such calculation).

(b) For purposes of any determination under Section 6.01 or 6.02 or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.06, the amount of each investment, disposition or other applicable transaction denominated in a currency other than US Dollars shall be translated into US Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Company.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans to the Company from time to time during the Availability Period in US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s US Tranche Exposure exceeding its US Tranche Commitment or (ii) the aggregate amount of the Lenders’ US Tranche Exposures exceeding the aggregate amount of the US Tranche Commitments.

(b) Subject to the terms and conditions set forth herein, each Canadian Tranche Lender agrees to make Canadian Tranche Revolving Loans to the Canadian Borrowers in Canadian Dollars and/or to the Company in US Dollars and to accept Drafts issued by the Canadian Borrowers in Canadian Dollars from time to time during the Availability Period in an aggregate principal amount of Loans and face amount of Acceptances at any time outstanding that will not result in (i) such Lender’s Canadian Tranche Exposure exceeding its Canadian Tranche Commitment or (ii) the aggregate amount of the Lenders’ Canadian Tranche Exposures exceeding the aggregate amount of the Canadian Tranche Commitments.

(c) Subject to the terms and conditions set forth herein, each UK Tranche Lender agrees to make UK Tranche Revolving Loans to the UK Borrowers in Pounds Sterling or Euro and/or to the Company in US Dollars from time to time during the Availability Period in an aggregate principal amount of Loans at any time outstanding that will not result in (i) such Lender’s UK Tranche Exposure exceeding its UK Tranche Commitment or (ii) the aggregate amount of the Lenders’ UK Tranche Exposures exceeding the aggregate amount of the UK Tranche Commitments.

(d) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Lenders ratably in accordance with their respective US Tranche Commitments. Each Canadian Tranche Revolving Loan shall be made as part of a Borrowing consisting of Canadian Tranche Revolving Loans made by the Canadian Tranche Lenders ratably in accordance with their respective Canadian Tranche Commitments. Each Acceptance shall be issued in accordance with Section 2.04. Each UK Tranche Revolving Loan shall be made as part of a Borrowing consisting of UK Tranche Revolving Loans made by the UK Tranche Lenders ratably in accordance with their respective UK Tranche Commitments. The failure of any Lender to make any Loan required to be made by it or to accept any Acceptance required to be accepted by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.15,

(i) each US Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans or ABR Loans, in each case as the Company may request in accordance herewith;

(ii) each Canadian Tranche Revolving Borrowing shall be comprised entirely of Acceptances or Canadian Base Rate Loans, in each case as a Canadian Borrower may request in accordance herewith, or entirely of Eurocurrency Loans or ABR Loans, in each case as the Company may request in accordance herewith;

(iii) each UK Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans, in each case as a UK Borrower may request in accordance herewith, or entirely of Eurocurrency Loans or ABR Loans, in each case as the Company may request in accordance herewith;

(iv) each US Tranche Swingline Loan shall be an ABR Loan;

(v) each Canadian Tranche Swingline Loan shall be a Canadian Base Rate Loan; and

(vi) each UK Tranche Swingline Loan shall bear interest by reference to the UK Swingline Rate.

Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16, 2.17 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing (other than Swingline Loans or Acceptances) shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Revolving Borrowing may be made in an aggregate amount that is equal to the aggregate available US Tranche Commitments, Canadian Tranche Commitments or UK Tranche Commitments, as applicable, and a Canadian Base Rate Borrowing may be made in an aggregate amount that is equal to the aggregate available Canadian Tranche Commitments. Each US Tranche Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $250,000. Each Canadian Tranche Swingline Loan shall be in an amount that is an integral multiple of C$100,000 and not less than C$100,000. Each UK Tranche Swingline Loan denominated in Pounds Sterling shall be in an amount that is an integral multiple of £100,000 and not less than £100,000, and each UK Tranche Swingline Loan denominated in Euro shall be in an amount that is an integral multiple of ###100,000 and not less than ###100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten US Tranche Eurocurrency Revolving Borrowings outstanding, a total of five Canadian Tranche Eurocurrency Revolving Borrowings outstanding, or a total of five UK Tranche Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date or, in the case of an Acceptance, if the maturity date thereof would occur after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and the Administrative Agent, if the Applicable Agent is not the Administrative Agent) of such request by telephone:

(a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing,

(b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing,

(c) in the case of a Canadian Base Rate Revolving Borrowing, not later than 1:00 p.m., Local Time, one Business Day before the date of the proposed Borrowing, and

(d) in the case of a Borrowing of Acceptances, not later than 1:00 p.m., Toronto time, two Business Days before the date of the proposed Borrowing.

Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed by 2:00 p.m. (Local Time) on the same Business Day by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) whether the requested Borrowing is to be a US Tranche Revolving Borrowing, a UK Tranche Revolving Borrowing or a Canadian Tranche Revolving Borrowing;

(iii) the currency and aggregate principal amount (in the case of Loans) or face amount (in the case of Acceptances) of the requested Borrowing;

(iv) the date of the requested Borrowing, which shall be a Business Day;

(v) the Type of the requested Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii) in the case of a Borrowing of Acceptances, the term applicable thereto, which shall be a period contemplated by Section 2.04(a); and

(viii) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing, (ii) in the case of a Borrowing denominated in Pounds Sterling or Euro, a Eurocurrency Borrowing, and (iii) in the case of a Borrowing denominated in Canadian Dollars, a Canadian Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no term is specified with respect to any requested Borrowing of Acceptances, then the relevant Borrower shall be deemed to have selected a term of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan or accept a Draft as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made or the face amount of the Draft to be accepted by such Lender as part of the requested Borrowing.

SECTION 2.04. Canadian Bankers’ Acceptances.

(a) Notice and Term. Any Canadian Borrower may give the Canadian Agent instructions (which must be received by the Canadian Agent before 12:00 noon (Toronto time) on the second Business Day before the proposed date of a requested Borrowing to be effective) that it wishes to have Drafts accepted under this Agreement on any proposed Business Day and stating the aggregate face amount and the term applicable to such Drafts. The term of such Drafts must be a period of one, two, three or six months, and be subject to marketability, maturing on or before the end of the Availability Period.

(b) Face Amount of Drafts. The aggregate face amount of an issue of Drafts to be accepted on any particular date of a requested Borrowing must be C$5,000,000 or a whole number multiple of C$1,000,000 in excess thereof. The face amount of each Acceptance shall be a whole number multiple of C$100,000. The Canadian Agent will round allocations among the Canadian Tranche Lenders to ensure that each Acceptance issued has a face amount which is a whole number multiple of C$100,000, and such rounded allocation shall constitute the Canadian Tranche Lenders’ respective Canadian Tranche Percentages of an issue of Acceptances for the purposes of this Agreement.

(c) Power of Attorney. In order to facilitate issues of Acceptances pursuant to this Agreement, each Canadian Borrower authorizes each Canadian Tranche Lender, and for this purpose appoints each Canadian Tranche Lender its lawful attorney, to complete, sign and endorse Drafts issued in accordance with Sections 2.04(a) and (b) on its behalf in handwritten or by facsimile or mechanical signature or otherwise and, once so completed, signed and endorsed, and following acceptance of them as an Acceptance under this Agreement, then purchase, discount or negotiate such Acceptances in accordance with the provisions of this Section 2.04. Drafts so completed, signed, endorsed and negotiated on behalf of any Canadian Borrower by any Canadian Tranche Lender shall bind such Canadian Borrower as fully and effectively as if so performed by an authorized officer of such Canadian Borrower. No Canadian Tranche Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Canadian Tranche Lender or its officers, employees, agents or representatives. Alternatively, each Canadian Borrower agrees that, at the request of the Canadian Agent, each Canadian Borrower shall deliver to the Canadian Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(d) Restrictions. The Canadian Agent shall have the discretion to restrict the term and maturity date of an issue of Acceptances and the number of issues of Acceptances outstanding at any one time. Unless the Canadian Agent notifies each Canadian Borrower to the contrary, the maximum number of issuances of Acceptances outstanding at any time is limited to five in total for all Canadian Borrowers.

(e) Discount and Sale of Acceptances.

(i) Except as otherwise provided in Section 2.04(j), each Canadian Tranche Lender shall purchase for its own account Acceptances accepted by such Canadian Tranche Lender on the date of such Borrowing at the purchase price equal to the face amount of such Acceptances less an amount equal to the amount (the “Discount”) that yields to such Canadian Tranche Lender (excluding the Stamping Fee) an interest rate per annum equal to the CDOR BA Rate applicable to such Acceptance for the applicable term of such Acceptances.

(ii) Except as otherwise provided in Sections 2.04(l) and (m), each Canadian Tranche Lender shall pay the Net Acceptance Proceeds of its Canadian Tranche Percentage of each issue of Acceptances to the Canadian Agent on the date of such Borrowing in exchange for delivery of such Acceptances. Such Net Acceptance Proceeds, when received by the Canadian Agent, will be advanced by bank transfer to the credit of the applicable Canadian Borrower’s account.

(iii) Each Canadian Tranche Lender may at any time and from time to time purchase, hold, sell, rediscount or otherwise dispose of any Acceptance, and no such dealing shall prejudice or impair any Canadian Borrower’s obligations under Section 2.04(g).

(f) Stamping Fee. A stamping fee is payable by the applicable Canadian Borrower to each accepting Canadian Tranche Lender on the issuance of each Acceptance and shall be calculated upon the face amount of each such Acceptance for the duration of its term on the basis of the actual number of days to elapse from the date of its acceptance up to the maturity date of the Acceptance, calculated at the Applicable Rate. Each accepting Canadian Tranche

Lender shall be entitled to deduct from the Acceptance Proceeds to be remitted to the Canadian Agent pursuant to Subsection 2.04(e)(ii) the stamping fee payable to it as determined in accordance with this Section 2.04(f).

(g) Payment of Acceptances. Subject to Section 2.04 (l) and (m), each Canadian Borrower shall pay to each Canadian Tranche Lender the full face amount of each Acceptance accepted by such Canadian Tranche Lender for its account on the maturity date of such Acceptance. If an Acceptance matures and such Canadian Borrower has not made such payment, nor effected a Conversion or Rollover pursuant to Section 2.04(l) or (m), respectively, such Canadian Borrower shall be deemed to have provided for payment of the full face amount of the Acceptance by Conversion of such Acceptance into a Canadian Base Rate Loan in a principal amount equal to the full face amount of the Acceptance on its maturity date.

(h) Waivers. No Canadian Borrower shall claim from any Canadian Tranche Lender any days of grace for the payment at maturity of any Drafts presented and accepted by such Canadian Tranche Lender pursuant to this Agreement. In addition, each Canadian Borrower waives demand, presentment for payment, protest, notice of protest, dishonor, notice of dishonor and any other notice or defense to payment (including the doctrine of merger) which might otherwise exist if for any reason an Acceptance is held by any Canadian Tranche Lender in its own right at the maturity thereof.

(i) Notice of Maturing Acceptances. The applicable Canadian Borrower shall give the Canadian Agent, before 12:00 noon (Toronto time) on the second Business Day before the maturity of any Acceptances, a notice of repayment or Borrowing Request requesting a Conversion or Rollover in respect of such Acceptances in order to permit each Canadian Tranche Lender to organize its internal funding requirements to fund the payment of the face amount of such Acceptances to the respective holders thereof upon or following maturity.

(j) B/A Equivalent Advances. If a Canadian Tranche Lender is not a Canadian chartered bank or is not permitted by applicable law to, or does not by virtue of policy or customary practice, accept Drafts for the purpose of subsequent sale as a bankers’ acceptance (a “Non-Acceptance Lender”), each time a Canadian Borrower gives a Borrowing Request for an issue of Acceptances, such Non-Acceptance Lender shall, in lieu of accepting and purchasing Acceptances pursuant to Section 2.04(e), make an advance in Canadian Dollars to such Canadian Borrower (a “B/A Equivalent Advance”) in the amount equal to the Acceptance Proceeds which would be derived from a hypothetical sale of Drafts accepted by it (“Notional Acceptances”) in the aggregate face amount of its Canadian Tranche Percentage of such requested issue of Acceptances at a discount rate that yields to such Non-Acceptance Lender (excluding the Stamping Fee) an interest rate per annum equal to the CDOR BA Rate for Acceptances accepted by a Canadian Tranche Lender that is not a Schedule I Bank. Any B/A Equivalent Advance shall be repayable on the maturity of such issue of Acceptances. A Non-Acceptance Lender shall be entitled to deduct from the amount of its B/A Equivalent Advance to be paid to the Canadian Agent pursuant to Subsection 2.04(e)(ii) an amount equal to the Stamping Fee determined in accordance with Section 2.04(f) that would have been payable to it with respect to the Notional Acceptances corresponding to the B/A Equivalent Advance. For the purposes of this Agreement each reference to an issue of Acceptances or Acceptances issued by a Non-Acceptance Lender shall be deemed to include, where relevant, B/A Equivalent Advances, with the necessary changes being made to fit the context.

(k) Calculation of Net Acceptance Proceeds. The Net Acceptance Proceeds for any Acceptances purchased by a Canadian Tranche Lender may be determined in accordance with the following formula:

where n is the number of days to elapse in the term of the Acceptances, CDOR BA Rate is the applicable rate for such Acceptance and is expressed as a decimal and AR is the Applicable Rate with respect to the Stamping Fee.

(l) Conversions. Any Canadian Borrower may request the Canadian Tranche Lenders to convert (a) at any time, a Canadian Base Rate Borrowing or a portion thereof into an issue of Acceptances or (b) on its maturity date, an issue of Acceptances or a portion thereof into a Canadian Base Rate Borrowing, upon delivering a Borrowing Request to the Canadian Agent requesting a Conversion specifying both the amount of the Borrowing to be converted and the amount and Type of the requested resulting Borrowing. The relevant provisions of this Agreement applicable to a borrowing and availability of the Type of Borrowing which will result from the Conversion (as well as any portion of the Borrowing which is not being converted) must be satisfied to effect any such requested Borrowing (including the applicable notice provisions contained in Section 2.03). Subject to the foregoing provisions of this Section 2.04(l), the Borrowing (or portion thereof) requested to be converted shall be converted in accordance with the Borrowing Request and any Net Acceptance Proceeds derived from the Conversion shall be retained by each Canadian Tranche Lender for its own account.

(m) Rollovers. At or before 12:00 noon (Toronto time) two Business Days prior to the maturity of an issue of Acceptances, unless the applicable Canadian Borrower has delivered to the Canadian Agent a Borrowing Request requesting a Conversion in accordance with Section 2.04(l) or a notice of repayment, such Canadian Borrower shall deliver a Borrowing Request to the Canadian Agent requesting a Rollover and selecting the term applicable to the resulting issue of Acceptances. The relevant provisions of this Agreement applicable to a Borrowing of Acceptances must be satisfied to effect any such Rollover. Subject to the foregoing provisions of this Section 2.04(m), the Borrowing (or portion thereof) requested to be rolled over shall be rolled over in accordance with the Borrowing Request and the Net Acceptance Proceeds derived from the Rollover shall be retained by each Canadian Tranche Lender for its own account. The provisions of Section 2.04(g) shall apply if any Canadian Borrower fails to deliver any such requests or notice.

(n) Payments on a Conversion or Rollover. If any Canadian Borrower requests the Canadian Tranche Lenders to convert a Canadian Base Rate Loan or a portion thereof to an issue of Acceptances pursuant to Section 2.04(l), or to Rollover an issue of Acceptances or a portion thereof pursuant to Section 2.04(m), then such Canadian Borrower shall pay to the Canadian Tranche Lenders the difference between (a) the face amount of the resulting Acceptances minus (b) the Net Acceptance Proceeds of the resulting Acceptances determined in accordance with Section 2.04(k) upon the acceptance and purchase of the resulting Acceptances in accordance with this Section 2.04.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the US Tranche Swingline Lender agrees to make US Tranche Swingline Loans in US Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding US Tranche Swingline Loans exceeding $25,000,000 or (ii) the total US Tranche Exposures exceeding the total US Tranche Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to the terms and conditions set forth herein, the Canadian Tranche Swingline Lender agrees to make Canadian Tranche Swingline Loans in Canadian Dollars to the Canadian Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalent of the aggregate principal amount of outstanding Canadian Tranche Swingline Loans exceeding $5,000,000 or (ii) the total Canadian Tranche Exposures exceeding the total Canadian Tranche Commitments; provided that the Canadian Tranche Swingline Lender shall not be required to make a Canadian Tranche Swingline Loan to refinance an outstanding Canadian Tranche Swingline Loan. Subject to the terms and conditions set forth herein, the UK Tranche Swingline Lender agrees to make UK Tranche Swingline Loans in Pounds Sterling or Euro to the UK Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalent of the aggregate principal amount of outstanding UK Tranche Swingline Loans exceeding $1,000,000 or (ii) the total UK Tranche Exposures exceeding the total UK Tranche Commitments; provided that the UK Tranche Swingline Lender shall not be required to make a UK Tranche Swingline Loan to refinance an outstanding UK Tranche Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Applicable Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., Local Time (except, in the case of a Canadian Tranche Swingline Loan, not later than 12:00 noon, Toronto time) on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Applicable Agent will promptly advise the applicable Swingline Lender of any such notice received from a Borrower. The applicable Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with such Swingline Lender or by wire transfer to an account specified by such Borrower in the applicable borrowing request (or, in the case of a US Tranche Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) A Swingline Lender may by written notice given to the Applicable Agent not later than 1:00 p.m., Local Time, on any Business Day require the Lenders under a Tranche to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding under such Tranche. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the applicable Swingline Lender, such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by such Agent shall be promptly remitted by such Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to such Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit in US Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $375,000,000 and (ii) the total US Tranche Exposures shall not exceed the total US Tranche Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the US Tranche Lenders, the Issuing Bank hereby grants to each US Tranche Lender, and each US Tranche Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such US Tranche Lender’s US Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each US Tranche Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such US Tranche Lender’s US Tranche Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each US Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the

Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each US Tranche Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such US Tranche Lender’s US Tranche Percentage thereof. Promptly following receipt of such notice, each US Tranche Lender shall pay to the Administrative Agent its US Tranche Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to US Tranche Loans made by such US Tranche Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the US Tranche Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the US Tranche Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that US Tranche Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such US Tranche Lenders and the Issuing Bank as their interests may appear. Any payment made by a US Tranche Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR US Tranche Revolving Loans or a US Tranche Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Agents, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the US Tranche Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR US Tranche Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any US Tranche Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such US Tranche Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Majority US Tranche Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the US Tranche Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Majority US Tranche Lenders), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

(k) Existing Letters of Credit. Certain letters of credit issued for the account of the Company by Deutsche Bank AG, New York Branch, and Wachovia Bank, National Association and outstanding on the Effective Date are identified on Schedule 2.06 (the “Existing Letters of Credit”). As of the Effective Date, (i) the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Section 2.06, (ii) the undrawn amount of the Existing Letters of Credit and the unreimbursed amount of LC Disbursements with respect to the Existing Letters of Credit shall be included in the calculation of LC Exposure and (iii) the provisions of this Section 2.06 and Section 2.13(b) shall apply to the Existing Letters of Credit, and the Company and the Lenders hereby expressly acknowledge their respective obligations hereunder with respect to the Existing Letters of Credit.

(l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Company fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan or payment of Net Acceptance Proceeds to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Applicable Agent most recently designated for such purpose for Loans or Acceptances of such Class and currency by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Applicable Agent will make such Loans or Net Acceptance Proceeds available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Applicable Agent in New York City, in the case of Loans denominated in US Dollars, in Toronto, in the case of Loans or Acceptances denominated in Canadian Dollars, and in London, in the case of Loans denominated in Pounds Sterling or Euro, or in any case, by wire transfer to an account specified by such Borrower in the applicable Borrowing Request.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan or, in the case of an Acceptance, the interest rate applicable to Canadian Base Rate Loans. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan or Acceptance included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued, or to Acceptance Borrowings, which are subject to Section 2.04.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Eurocurrency Borrowing denominated in US Dollars, be converted to an ABR Borrowing and (ii) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing borrowed by the Company may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing borrowed by the Company shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments of any Tranche; provided that (i) each reduction of the Commitments of any Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple for a Eurocurrency Revolving Borrowing denominated in US Dollars and not less than the Borrowing Minimum for a Eurocurrency Revolving Borrowing denominated in US Dollars, (ii) the Company shall not terminate or reduce the US Tranche Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.12, the aggregate US Tranche Revolving Exposures would exceed the aggregate US Tranche Commitments, (iii) the Company shall not terminate or reduce the Canadian Tranche Commitments if, after giving effect to any concurrent prepayment of the Canadian Tranche Revolving Loans in accordance with Section 2.12, the aggregate Canadian Tranche Exposures would exceed the aggregate Canadian Tranche Commitments, and (iv) the Company shall not terminate or reduce the UK Tranche Commitments if, after giving effect to any concurrent prepayment of the UK Tranche Revolving Loans in accordance with Section 2.12, the aggregate UK Tranche Exposures would exceed the aggregate UK Tranche Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.10. Increase in Commitments.

(a) At any time and from time to time prior to the Maturity Date, the Company may, by written notice to the Administrative Agent (which the Administrative Agent shall promptly furnish to each Lender in the applicable Tranche), request that one or more Persons (which shall include the Lenders in the applicable Tranche, as provided below) offer to increase their Commitments under any Tranche (if they are Lenders) or to make additional Commitments under any Tranche (if they are not already Lenders) (such increased and/or additional Commitments being, in the case of any Tranche, a “Tranche Increase”) under this paragraph (a), it being understood that if such offer is to be made by a Person that is not already a Lender, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 11.04(b) in the event of an assignment to such Person (such consent not to be unreasonably withheld). The minimum aggregate amount of any Tranche Increase shall be $25,000,000 in the case of the US Tranche, $5,000,000 in the case of the Canadian Tranche, and $5,000,000 in the case of the UK Tranche. In no event shall the aggregate amount of all Tranche Increases pursuant to this paragraph (a) exceed $250,000,000. The Company shall offer each relevant Lender the opportunity to increase its applicable Tranche Commitment by its applicable Tranche Percentage of the proposed increased amount of any Tranche. Each Lender in such Tranche shall, by notice to the Company and the Administrative Agent given not more than 10 Business Days after the date of the Company’s notice, either agree to increase its applicable Tranche Commitment by all or a portion of the offered amount or decline to increase its applicable Tranche Commitment (and any Lender that does not deliver such a notice within such period of 10 Business Days shall be deemed to have declined to increase its applicable Tranche Commitment). In the event that, on the 10th Business Day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph, the relevant Lenders shall have agreed pursuant to the preceding sentence to increase their applicable Tranche Commitments by an aggregate amount less than the increase in the total Tranche Commitments in such Tranche requested by the Company, the Company may arrange for one or more banks or other financial institutions, which may include any Lender, to extend applicable Tranche Commitments or increase their existing applicable Tranche Commitments in an aggregate amount equal to the unsubscribed amount. In the event that one or more of such Persons offer to increase or enter into such Commitments, and such Persons, the Company, any other applicable Borrower and the Administrative Agent agree as to the amount of such Commitments to be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Company in connection therewith, the Company, any other applicable Borrower, such Persons, the Administrative Agent and any other Applicable Agent shall execute and deliver an appropriate amendment to this Agreement, which amendment shall specify, among other things, the procedures for reallocating any outstanding Revolving Credit Exposure under the Tranche that is subject to the Tranche Increase effected by such amendment.

(b) Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section unless, (i) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer of the Company, and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (c) of Section 4.01 as to the corporate power and authority of the applicable Borrowers to borrow hereunder after giving effect to such increase.

SECTION 2.11. Repayment of Loans; Evidence of Debt. (a) (i) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Revolving Borrowing of such Borrower on the Maturity Date; and (ii) the Company hereby unconditionally promises to pay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made under a Tranche, the applicable Borrower shall repay all Swingline Loans then outstanding under such Tranche. Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan. Each Canadian Borrower agrees to make all payments required with respect to Acceptances in accordance with Section 2.04.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan and Acceptance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and Acceptance made hereunder, the Class, Type and currency thereof and the Interest Period (or, in the case of an Acceptance, the maturity date) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.12. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing (other than an Acceptance Borrowing) in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b) In the event and on such occasion that (i) the sum of the US Tranche Exposures exceeds the total US Tranche Commitments, (ii) the sum of the Canadian Tranche Exposures exceeds the total Canadian Tranche Commitments or (iii) the sum of the UK Tranche Exposures exceeds the total UK Tranche Commitments, the Borrowers under the applicable Tranche shall prepay Revolving Borrowings (other than Acceptance Borrowings) or Swingline Borrowings (or, if no such Borrowings are outstanding in such Tranche, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in the case of the US

Tranche, or deposit cash collateral in an account with the Canadian Agent, in the case of the Canadian Tranche) in an aggregate amount equal to such excess; provided that if such excess arises solely as a result of currency rate fluctuations and such excess under any Tranche is not greater than 5% of the total Commitments under such Tranche, such prepayment or deposit, as the case may be, shall not be required.

(h) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(i) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of such prepayment, (ii) in the case of an ABR Borrowing or a Canadian Base Rate Revolving Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of such prepayment, and (iii) in the case of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.14 and (ii) break funding payments pursuant to Section 2.17.

SECTION 2.13. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each US Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the US Tranche Commitment of such US Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such US Tranche Commitment terminates; provided that, if such US Tranche Lender continues to have any US Tranche Exposure after its US Tranche Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such US Tranche Lender’s US Tranche Exposure from and including the date on which its US Tranche Commitment terminates to but excluding the date on which such Lender ceases to have any US Tranche Exposure. The Company and the Canadian Borrowers jointly and severally agree to pay to the Canadian Agent for the account of each Canadian Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Canadian Tranche Commitment of such Canadian Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Canadian Tranche Commitment terminates; provided that, if such Canadian Tranche Lender continues to have any Canadian Tranche Exposure after its Canadian Tranche Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Canadian Tranche Lender’s Canadian

Tranche Exposure to but excluding the date on which such Canadian Tranche Lender ceases to have any Canadian Tranche Exposure. The Company and the UK Borrowers jointly and severally agree to pay to the UK Agent for the account of each UK Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the UK Tranche Commitment of such UK Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such UK Tranche Commitment terminates; provided that, if such UK Tranche Lender continues to have any UK Tranche Exposure after its UK Tranche Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such UK Tranche Lender’s UK Tranche Exposure to but excluding the date on which such UK Tranche Lender ceases to have any UK Tranche Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the applicable Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the applicable Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any payment required to be made pursuant to this paragraph (a) by the Company to the Canadian Agent or the UK Agent shall be made to the Administrative Agent, as a sub-agent for the Canadian Agent or the UK Agent, as applicable, in New York, New York for the account of each Canadian Tranche Lender or each UK Tranche Lender, respectively.

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each US Tranche Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency US Tranche Revolving Loans on the average daily amount of such US Tranche Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such US Tranche Lender’s US Tranche Commitment terminates and the date on which such US Tranche Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by such Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the US Tranche Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the U.S. Tranche Commitments terminate and any such fees accruing after the date on which the U.S. Tranche Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Each Canadian Borrower shall pay to each Canadian Tranche Lender a Stamping Fee on the date of the relevant Borrowing with respect to each Draft issued by such Canadian Borrower and accepted by such Canadian Tranche Lender calculated and payable at the time and in the manner specified in Section 2.04. Each Stamping Fee and CDOR BA Rate payable on or in respect of Acceptances is expressed on the basis of a 365 day year.

(d) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent. The Company and the Canadian Borrowers jointly and severally agree to pay to the Canadian Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Canadian Agent. The Company and the UK Borrowers jointly and severally agree to pay to the UK Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the UK Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing (including each US Tranche Swingline Loan) shall bear interest at the Alternate Base Rate. The Loans comprising each Canadian Base Rate Borrowing (including each Canadian Tranche Swingline Loan) shall bear interest at the Canadian Base Rate. UK Tranche Swingline Loans shall bear interest at a rate per annum equal to the UK Swingline Rate plus the Applicable Rate for Eurocurrency Revolving Loans plus the Mandatory Cost.

(b) The Loans comprising each Eurocurrency Borrowing by the Company shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Eurocurrency Borrowing by the UK Borrower shall bear interest at the LIBO Rate for the Interest Period then in effect for such Borrowing plus the Applicable Rate plus the Mandatory Cost.

(c) Notwithstanding the foregoing, during the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.02(b) requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Borrowing shall bear interest at the rate otherwise applicable thereto plus 2% per annum, and (ii) the Letter of Credit participation fee provided for in Section 2.13(b) shall be increased by 2% per annum, provided that, during the continuance of an Event of Default described in clause (h) or (i) of Article VII, the interest rates set forth in clause (i) above and the increase in the Letter of Credit participation fee set forth in clause (ii) above shall be applicable to all Borrowings and Letters of Credit without any election or action on the part of any Agent or any Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Canadian Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Subject to Section 2.14(f), all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, by reference to the Canadian Base Rate or by reference to the LIBO Rate when the applicable Eurocurrency Borrowing is denominated in Pounds Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate or Adjusted LIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

(f) If and to the extent that the laws of Canada are applicable to interest, fees or other amounts payable under this Agreement for the purpose of the Interest Act (Canada), the yearly rate of interest to which interest or any fee calculated on the basis of a 360- or 365-day year is equivalent is the rate of interest or fee as determined herein multiplied by the actual number of days in such year divided by 360 or 365, as the case may be.

(j) The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(k) Notwithstanding any other provision of this Agreement, if and to the extent that the laws of Canada are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by the laws of Canada. If the effective annual rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed 60% per annum (or such other rate as the Parliament of Canada may determine from time to time as the criminal rate) on the credit advanced under this Agreement, then (a) the amount of any charges for the use of money, expenses, fees or other charges payable in connection therewith will be reduced to the extent necessary to eliminate such excess, (b) any remaining excess that has been paid will be credited towards repayment of the principal amount and (c) any overpayment that may remain after such crediting will be returned forthwith on demand to the applicable Borrower. In this provision, the terms “interest”, “criminal rate” and “credit advanced” have the meanings ascribed to them in Section 347 of the Criminal Code of Canada.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Applicable Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Borrowing by the Company, as an ABR Borrowing, or (B) if such Borrowing is a Borrowing by the UK Borrower, as a Borrowing bearing interest at such rate as the UK Agent shall determine, after consultation with the UK Tranche Lenders, adequately reflects the costs to the UK Tranche Lenders of making or maintaining their Loans, and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in such currency, unless the applicable Borrower notifies the Applicable Agent in writing prior to the date on which such Borrowing is requested to be made that it wishes to revoke such Borrowing Request, (A) if such Borrowing is a Borrowing by the Company, such Borrowing shall be made as an ABR Borrowing, and (B) if such Borrowing is a Borrowing by the UK Borrower, such Borrowing shall be made as a Borrowing bearing interest at such rate as the UK Agent shall determine adequately reflects the costs to the UK Tranche Lenders of making or maintaining their Loans plus the Applicable Rate for Eurocurrency Revolving Loans plus the Mandatory Cost.

SECTION 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or to pay any amount owing in respect of any Acceptance on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(d) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Taxes. Subject to Section 2.18A (which shall be deemed to be a part of Section 2.18 for purposes of cross references to Section 2.18 in this Agreement) below in respect of any UK Borrower:

(a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent or the applicable Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower shall pay any Other Taxes related to such Borrower to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower under a Tranche in which such Lender participates is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding tax. In addition, each such Lender agrees that it will deliver upon a Borrower’s request updated versions of the foregoing documents whenever they have become obsolete or inaccurate in any material respect, together with such other forms or documents as may be required in order to confirm or establish the entitlement of such Lender to continued exemption from or reduction of withholding tax; provided, however, that no Lender shall be required to provide any documents or forms which it cannot deliver under applicable law.

(f) Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it (a “Facility Office”) such that, on such date, it will not be liable for (i) in the case of a US Tranche Lender, any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction, (ii) in the case of a Canadian Tranche Lender, any withholding tax that is imposed (A) by Canada (or any political subdivision thereof) on payments by a Canadian Borrower from an office within such jurisdiction or (B) by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction, or (iii) in the case of a UK Tranche Lender, any withholding tax that is imposed (A) by the United Kingdom (or any political subdivision thereof) on payments by a UK Borrower from an office within such jurisdiction or (B) by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction. If any Lender does not comply with this Section 2.18(f), the relevant Borrower shall have no obligation to indemnify such Lender, or any relevant Agent or Issuing Bank for the account of such Lender, under this Section 2.18.

(g) In cases in which a Borrower makes a payment under this Agreement to a U.S. person with knowledge that such U.S. person is acting as an agent for a foreign person, such Borrower will not treat such payment as being made to a U.S. person for purposes of Treas. Reg. § 1.1441-1(b)(2)(ii) (or a successor provision) without the express written consent of such U.S. person.

(h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, and only to the extent that the amount of such refund is both reasonably identifiable and quantifiable by such Lender without imposing on such Lender an unacceptable administrative burden); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the

Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

SECTION 2.18A. UK Taxes. Notwithstanding any other provision of this Agreement:

(a) Definitions:

“Protected Party” means a UK Tranche Lender or UK Tranche Swingline Lender which is or will be subject to any liability or required to make any payment for or on account of UK Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of UK Tax to be received or receivable) under a Loan Document.

“Qualifying Lender” means (a) a building society (as defined for the purposes of section 477A of the Income and Corporation Taxes Act 1988) or (b) a UK Tranche Lender or UK Tranche Swingline Lender which is beneficially entitled to interest payable to that UK Tranche Lender or UK Tranche Swingline Lender in respect of an advance under a Loan Document and is either:

(i) a UK Tranche Lender or UK Tranche Swingline Lender:

(A)	which is a bank (as defined for the purpose of section 349 of the Income and Corporation Taxes Act 1988) making an advance under a Loan Document; or

(B)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 349 of the Income and Corporation Taxes Act 1988) at the time that that advance was made and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii) a UK Tranche Lender or UK Tranche Swingline Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(B)	a partnership each member of which is: (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Income and Corporation Taxes Act 1988) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Income and Corporation Taxes Act 1988; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Income and Corporation Taxes Act 1988); or

(iii) a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any UK Tax.

“Tax Deduction” means a deduction or withholding for or on account of UK Tax from a payment under a Loan Document.

“Tax Payment” means an increased payment made by a UK Borrower to a UK Tranche Lender or UK Tranche Swingline Lender under Section 2.18A.

“Treaty Lender” means a UK Tranche Lender or UK Tranche Swingline Lender which:

(i) is treated as a resident of a Treaty State for the purposes of the Treaty and fully eligible for the benefits of the Treaty concerned such that the UK Tranche Lender or UK Tranche Swingline Lender concerned will in fact be eligible (without limitation under the Treaty concerned or otherwise) for full exemption for tax imposed by the United Kingdom on interest; and

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that UK Tranche Lender or UK Tranche Swingline Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by the government of the United Kingdom or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government of the United Kingdom.

(b) Unless a contrary indication appears, in this Section 2.18A a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

(c) Each UK Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(d) (The relevant UK Borrower shall promptly upon becoming aware that a it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the UK Agent accordingly. Similarly, a UK Tranche Lender or UK Tranche Swingline Lender shall notify the UK Agent on becoming so aware in respect of a payment payable to that UK Tranche Lender or UK Tranche Swingline Lender. If the UK Agent receives such notification from a UK Tranche Lender or UK Tranche Swingline Lender, it shall notify the relevant UK Borrower.

(e) If a Tax Deduction is required by law to be made by a UK Borrower, the amount of the payment due from that UK Borrower shall be increased, to the extent permitted by applicable law in respect of each UK Borrower, to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(f) A UK Borrower is not required to make an increased payment to a UK Tranche Lender or UK Tranche Swingline Lender under paragraph (d) above for a Tax Deduction in respect of tax imposed by the country of incorporation of such UK Borrower from a payment of interest on a Loan, if on the date on which the payment falls due (i) the payment could have been made to the relevant UK Tranche Lender or UK Tranche Swingline Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that UK Tranche Lender or UK Tranche Swingline Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a UK Tranche Lender or UK Tranche Swingline Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or (ii) the relevant UK Tranche Lender or UK Tranche Swingline Lender is a Treaty Lender and the UK Borrower making the payment is able to demonstrate that the payment could have been made to the UK Tranche Lender or UK Tranche Swingline Lender without the Tax Deduction had that UK Tranche Lender or UK Tranche Swingline Lender complied with its obligations under paragraph (i) below.

(g) If a UK Borrower is required to make a Tax Deduction, that UK Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the UK Borrower making that Tax Deduction shall deliver to the UK Agent for the UK Tranche Lender or UK Tranche Swingline Lender entitled to the payment evidence reasonably satisfactory to that UK Tranche Lender or UK Tranche Swingline Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(i) A Treaty Lender and each UK Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a Tax Deduction.

(j) The relevant UK Borrower shall (within 3 Business Days of demand by the UK Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of UK Tax by that Protected Party in respect of a Loan Document.

(k) Paragraph (j) above shall not apply with respect to any UK Tax assessed on a UK Tranche Lender or UK Tranche Swingline Lender (i) under the law of the jurisdiction in which that UK Tranche Lender or UK Tranche Swingline Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that UK Tranche Lender or UK Tranche Swingline Lender is treated as resident for tax purposes; or (ii) under the law of the jurisdiction in which that UK Tranche Lender’s or UK Tranche Swingline Lender’s Facility Office designated in accordance with Section 2.18(f) is located in respect of amounts received or receivable in that jurisdiction, if that UK Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that UK Tranche Lender or UK Tranche Swingline Lender.

(l) Furthermore, paragraph (j) above shall not apply with respect to any UK Tax assessed on a UK Tranche Lender or UK Tranche Swingline Lender to the extent a loss, liability or cost (i) is compensated for by an increased payment under paragraphs (c) to (g) above or (ii) would have been compensated for by an increased payment under paragraphs (c) to (g) above but was not so compensated solely because one of the exclusions in paragraph (f) applied.

(m) A Protected Party making, or intending to make a claim under paragraph (j) above shall promptly notify the UK Agent of the event which will give, or has given, rise to the claim, following which the UK Agent shall notify the relevant UK Borrower.

(n) A Protected Party shall, on receiving a payment from a UK Borrower under paragraph (j), notify the UK Agent.

(o) If a UK Borrower makes a Tax Payment and the relevant UK Tranche Lender or UK Tranche Swingline Lender determines that (i) a Tax Credit is attributable to that Tax Payment; and (ii) that UK Tranche Lender or UK Tranche Swingline Lender has obtained, utilized and retained that Tax Credit, the relevant UK Tranche Lender or UK Tranche Swingline Lender shall pay an amount to the UK Borrower which that UK Tranche Lender or UK Tranche Swingline Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the UK Borrower.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Acceptances or LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.19 or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 11.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; all payments made in respect of Acceptances shall be made in Canadian Dollars; and all other payments hereunder shall be made in US Dollars. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, participations in LC Disbursements or Swingline Loans or amounts owing on Acceptances accepted by such Lender resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, participations in LC Disbursements and Swingline Loans or Acceptances, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, participations in LC Disbursements and Swingline Loans and Acceptances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, and participations in LC Disbursements and Swingline Loans and Acceptances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements and Swingline Loans or Acceptances to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Agents until all such unsatisfied obligations are fully paid.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative

Agent (and if a US Tranche Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans and Acceptances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.21. Designation of Subsidiary Borrowers. The Company may at any time and from time to time designate any Canadian Subsidiary as a Canadian Borrower or any UK Subsidiary as a UK Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Canadian Borrower or UK Borrower, as applicable, and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Canadian Borrower or UK Borrower, as applicable, and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Canadian Borrower or UK Borrower at a time when any principal of or interest on any Loan to such Canadian Borrower or UK Borrower, as applicable, shall be outstanding hereunder or such Canadian Borrower shall have any obligation with respect to any outstanding Acceptance, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Canadian Borrower or UK Borrower, as applicable, to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each Borrowing Subsidiary Agreement has been duly executed and delivered by the Borrower party thereto and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Subsidiary Guarantee Agreement has been duly executed and delivered by each Subsidiary Guarantor and constitutes a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational or constitutional documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2003, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2004, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2003, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties; Insurance. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Each of the Company and its Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither the Company nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred, and no ERISA Event with respect to any Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The aggregate actuarial present value of accumulated plan benefits of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 35) did not, as of the date of the most recent financial statement reflecting any such amount, exceed by more than $125,000,000 the aggregate fair market value of the assets of all such Plans.

SECTION 3.11. Subsidiaries; Ownership of Capital Stock. As of the Effective Date, Schedule 3.11 sets forth all of the Company’s Subsidiaries, the jurisdiction of organization or incorporation of each of its Subsidiaries and the identity of the holders of all shares or other interests of each class of Equity Interests of each of its Subsidiaries and identifies those Subsidiaries that are Material Domestic Subsidiaries.

SECTION 3.12. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company to any Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from each Initial Subsidiary Guarantor either (i) a counterpart of the Subsidiary Guarantee Agreement signed on behalf of such Subsidiary Guarantor or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guarantee Agreement.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Fulbright & Jaworski L.L.P., counsel for the Company, in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and the Initial Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Company or any Initial Subsidiary Guarantor, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(g) All loans under that certain Credit Agreement dated as of December 11, 2003 (the “Existing Credit Agreement”) among the Company, the lenders party thereto and Deutsche Bank AG, New York Branch, as administrative agent, shall have been (or shall, concurrently with the initial extension of credit hereunder, be) repaid, all commitments of the lenders party to the Existing Credit Agreement to make loans or other extensions of credit thereunder shall have been (or shall, concurrently with the initial extension of credit hereunder, be) canceled (provided that the Existing Letters of Credit issued thereunder shall remain outstanding as Letters of Credit under this Agreement) and a general release of all Liens granted pursuant to the Existing Credit Agreement shall have been executed and delivered to the Company and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent; provided that the mortgages, deeds of trust, financing statement filings, lien notations on certificates of title for rolling stock and other lien instrument filings of record to be released in connection therewith need not be released as a condition precedent to the Effective Date, but shall be released of record within 90 days after the Effective Date. Notwithstanding the foregoing, up to $500,000 of Indebtedness may remain outstanding under the Existing Credit Agreement and such Indebtedness may remain secured by Liens on the real property (but not the personal property) of the Company and its Subsidiaries, provided that as of the Effective Date (i) such Indebtedness and all rights of the lenders and agents under the Existing Credit Agreement are assigned to YRCMI and (ii) the Existing Credit Agreement is amended in a manner satisfactory in form and substance to the Administrative Agent (as so amended, the “Amended Credit Agreement”).

(h) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended).

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 3:00 p.m., New York City time, on September 30, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or any Issuing Bank or Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all Acceptances and LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Company will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and related unaudited statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default with respect to Section 6.10 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(f) promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended);

(g) (i) promptly following the filing thereof, the annual report filed with respect to each Plan pursuant to Section 104 of ERISA and (ii) concurrently with the delivery described in the foregoing clause (i), a statement, certified by a Financial Officer or other executive officer of the Company, setting forth the actuarial present value of accumulated benefits of such Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 35), the aggregate fair market value of the assets of such Plan, and the assumptions used to calculate such amounts; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as any Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $40,000,000; and

(d) any other development (other than a development with respect to a Multiemployer Plan, unless such development is the occurrence of an ERISA Event with respect to such Multiemployer Plan) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by any Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. Each Borrower will use the proceeds of the Loans and Acceptances and the Letters of Credit, as applicable, only for general corporate purposes. No part of the proceeds of any Loan or Acceptance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Additional Subsidiary Guarantors. (a) The Company will cause any Person (other than YRRFC) that becomes a Material Domestic Subsidiary after the date hereof (i) to execute and deliver to the Administrative Agent, within ten Business Days after the Company’s delivery, pursuant to Section 5.01(a) or (b), as applicable, of the financial statements for the fiscal period at the end of which such Person first becomes a Material

Domestic Subsidiary, or, if such Person first becomes a Material Domestic Subsidiary as a result of a Significant Acquisition, within ten Business Days after the consummation of such Significant Acquisition, a supplement to the Subsidiary Guarantee Agreement, in the form prescribed therein, guaranteeing the obligations of the Borrowers hereunder and (ii) concurrently with the delivery of such supplement, to deliver to the Administrative Agent evidence of action of such Person’s board of directors or other governing body authorizing the execution, delivery and performance thereof.

(b) If (i) as of the end of any fiscal year of the Company, the assets of any Subsidiary Guarantor (other than an Initial Subsidiary Guarantor) comprise less than 5% of the consolidated total assets of the Company and its Subsidiaries, and the revenue attributable to any such Subsidiary Guarantor (other than an Initial Subsidiary Guarantor) comprises less than 5% of the consolidated revenue of the Company and its Subsidiaries for such fiscal year, or (ii) the Company or any Subsidiary sells or otherwise transfers all of the Equity Interests of any Subsidiary Guarantor to any Person which is not the Company or a Subsidiary or liquidates or dissolves any Subsidiary Guarantor in a transaction which, in any case described in this clause (b), is not otherwise prohibited by the terms of this Agreement, the Administrative Agent will, on behalf of the Lenders, execute and deliver to the Company a release of such Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all Acceptances and LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Subsidiary Indebtedness. The Company will not permit the aggregate principal amount of Indebtedness of its Subsidiaries other than the Subsidiary Guarantors (excluding Indebtedness under this Agreement, Indebtedness under Permitted Receivables Facilities and any Indebtedness of a Subsidiary owed to the Company or another Subsidiary, but including any Guarantee by a Subsidiary of Indebtedness of the Company) at any time to exceed 10% of Consolidated Net Worth.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary and (iv) the aggregate amount of Indebtedness secured by such Liens shall not exceed $50,000,000 at any time;

(e) Liens arising under Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $600,000,000;

(f) Liens on real property (but not personal property) of the Company and its Subsidiaries (other than Roadway LLC and its Subsidiaries) in effect on the Effective Date securing Indebtedness under the Amended Credit Agreement; provided that the principal amount of Indebtedness secured by such Liens shall not exceed $500,000 and the payment of such Indebtedness shall be subordinated to the payment of the Obligations pursuant to an intercreditor agreement satisfactory in form and substance to the Administrative Agent; and

(g) other Liens securing Indebtedness, provided that the aggregate amount of Indebtedness secured by Liens described in paragraphs (b) and (c) above and this paragraph (g) at any time does not exceed 5% of the total assets of the Company and its Subsidiaries on a consolidated basis at such time.

SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Material Domestic Subsidiary or any Material Foreign Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation,

(ii) any Person may merge into or amalgamate or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary or is an Affiliate in which an investment is permitted pursuant to Section 6.04, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. Notwithstanding the foregoing, this Section 6.03(a) shall not prohibit any sale or other disposition of assets permitted by Section 6.06.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, (a) make any investment in a joint venture or any investment in any other Person constituting a minority equity interest in such Person, unless the aggregate amount of all joint venture investments and investments in minority interests at the time of such proposed investment (and giving effect to such proposed investment) would not exceed 10% of the total assets of the Company and its Subsidiaries on a consolidated basis at such time, or (b) make any Acquisition, except Permitted Acquisitions, provided (i) that no Default exists immediately prior to, or after giving effect to, such Permitted Acquisition and (ii) if such Permitted Acquisition constitutes a Significant Acquisition, upon the consummation of such Permitted Acquisition the Company shall be in compliance with the financial covenants contained in Section 6.10 on a Pro Forma Basis for the Calculation Period, and the Agent shall have received from the Company a certificate demonstrating such compliance in reasonable detail.

SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06. Asset Sales. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of its assets to any other Person except for (i) sales of inventory for fair value in the ordinary course of business, (ii) sales or other dispositions of obsolete, uneconomic or worn-out assets (including trucks, tractors, tires, trailers or terminals and related equipment and real property and related fixtures) in the ordinary course of business, (iii) sales by the Company or any Subsidiary of Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $600,000,000), (iv) sales or other dispositions of assets by the Company or a Subsidiary to the Company or a Wholly-Owned Subsidiary, (v) nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property to an Affiliate of the Company, and (vi) other sales or other dispositions of assets not exceeding in aggregate amount during any Test Period 10% of the total assets of the Company and its Subsidiaries on a consolidated basis at the beginning of such Test Period. Notwithstanding the foregoing, (i) the Company will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any Equity Interests in YRCMI, and (ii) the Company will not permit YRCMI to sell, assign, transfer or otherwise dispose of the Indebtedness outstanding under the Amended Credit Agreement or any of its rights thereunder.

SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Wholly-Owned Subsidiaries not involving any other Affiliate that is not a Wholly-Owned Subsidiary and (c) nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property.

SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement; (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but, except as provided in the following clause (iii), shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) the foregoing shall not apply to restrictions and conditions contained in any agreement relating to Indebtedness otherwise permitted by this Agreement entered into after the date hereof (which may include extensions, renewals, amendments or modifications of restrictions and conditions existing on the date hereof), if the aggregate amount of Indebtedness to which any such restriction or condition applies does not exceed $5,000,000; (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, if such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; (v) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement incurred by a Foreign Subsidiary, if such restrictions or conditions apply only to such Foreign Subsidiary and its property or assets; (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement, if such restrictions or conditions apply only to the property or assets securing such Indebtedness; and (vii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by leases or licenses, if such restrictions or conditions apply only to the leased or licensed property, or to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

SECTION 6.09. Restricted Indebtedness. The Company will not, and will not permit any Subsidiary to, (i) make any amendment or modification to any Senior Note Document that is adverse to the interests of the Lenders, or (ii) directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire any Restricted Indebtedness unless, immediately after giving effect to any prepayment, defeasance, purchase, redemption, retirement or other acquisition of such Restricted Indebtedness, no Default shall exist and the Company shall have unused availability under this Agreement and the Permitted Receivables Facilities, on a combined basis, of at least $100,000,000.

SECTION 6.10. Financial Covenants.

(a) Minimum Consolidated Fixed Charge Coverage Ratio. The Company will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending (i) after the Effective Date and on or prior to the Company’s fiscal year ending December 31, 2005, to be less than 2.00:1 and (ii) thereafter, to be less than 2.50:1.

(b) Maximum Total Leverage Ratio. The Company will not permit the Total Leverage Ratio at any time during any period set forth below to exceed the respective ratio set forth opposite such period below:

Period	Ratio
From the Effective Date to and including the last day of the Company’s fiscal year ending December 31, 2005	3.00:1

Thereafter	2.50:1

(c) Minimum Net Worth. The Company will at all times maintain Consolidated Net Worth of not less than the sum of (i) $810,000,000, plus (ii) 50% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending September 30, 2004 (without deduction for losses), plus (iii) 75% of the amount of any addition to the consolidated stockholders’ equity of the Company and its Subsidiaries at any time resulting from the issuance or sale of any Equity Interests by the Company after June 30, 2004.

SECTION 6.11. YRCMI. The Company shall not permit YRCMI to (i) dissolve, liquidate, merge with any other Person or otherwise cease to exist, (ii) engage in any business or activity other than holding the Indebtedness outstanding under the Amended Credit Agreement or incur any Indebtedness or liability other than pursuant to the Subsidiary Guarantee Agreement, or (iii) amend or modify the Amended Credit Agreement or any mortgage or deed of trust securing the Indebtedness outstanding thereunder or any guarantee of such Indebtedness without the prior written consent of the Required Lenders, provided, however, that no such consent shall be required with respect to any such amendments or modifications with respect to (A) amendments to any such mortgages or deeds of trust required to reflect the assignment thereof to YRCMI or the terms and provisions of this Agreement, and (B) the termination of any such mortgage or deed of trust, or the release, in whole or in part, of any property covered by the liens created thereby.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan, any part of the face amount of any Acceptance or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.08 or in Article VI;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company, any Domestic Subsidiary or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Domestic Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company, any Domestic Subsidiary or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Domestic Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company, any Domestic Subsidiary or any Material Foreign Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the Company’s guarantee under Article X or the Subsidiary Guarantee Agreement shall not be, or shall be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, valid and in full force and effect;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event,

the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable, and require prepayment of the face amount of any outstanding Acceptances, in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable and the face amount of outstanding Acceptances required to be prepaid, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and the face amount of all outstanding Acceptances, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the Canadian Lenders hereby irrevocably appoints the Canadian Agent as its agent and authorizes the Canadian Agent to take such actions on its behalf and to exercise such powers as are delegated to the Canadian Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the UK Lenders hereby irrevocably appoints the UK Agent as its agent and authorizes the UK Agent to take such actions on its behalf and to exercise such powers as are delegated to the UK Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks (in the case of the Administrative Agent) and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks (in the case of a successor Administrative Agent), appoint a successor Agent, which, in the case of the Administrative Agent shall be a bank with an office in New York, New York, or an Affiliate of any such bank; in the case of the Canadian Agent, shall be a bank with an office in Toronto, Canada, or an Affiliate of any such bank; and in the case of the UK Agent, shall be a bank with an office in London, England, or an Affiliate of any such bank. The appointment of a successor Canadian

Agent or UK Agent shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld). Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Collection Allocation Mechanism

On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII and (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Specified Obligations under the Tranches (and participations in the undrawn amounts of Letters of Credit) such that, in lieu of the interest of each Lender in the Specified Obligations under each Tranche in which it shall participate as of such date (including the principal, reimbursement, interest and fee obligations of each Borrower in respect of each such Tranche) and such Lender’s participation in undrawn Letters of Credit, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Specified Obligations under each of the Tranches (including the principal, reimbursement, interest and fee obligations of each Borrower in respect of each such Tranche) and hold a participation in the undrawn amount of each outstanding Letter of Credit equal to its CAM Percentage thereof. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 11.04 and each Borrower hereby consents and agrees to the CAM Exchange. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. On the CAM Exchange Date, each Lender whose funded Exposures after giving effect to the CAM Exchange shall exceed its funded Exposures before giving effect thereto shall pay to the Administrative Agent the amount of such excess in the applicable currency or currencies, and the Administrative Agent shall pay to each of the other Lenders, out of the amount so received by it, the amount by which such Lender’s funded Exposures before giving effect to the CAM Exchange exceeds such funded Exposures after giving effect thereto; provided that each Lender’s total Exposure immediately prior to and immediately after the CAM Exchange shall remain unchanged.

ARTICLE X

Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent, Issuing Bank or Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent, Issuing Bank or Lender to any balance of any deposit account or credit on the books of any Agent, Issuing Bank or Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent, Issuing Bank or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent, Issuing Bank or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent, Issuing Bank or Lender, forthwith pay, or cause to be paid, to the applicable Agent, Issuing Bank or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent, Issuing Bank or Lender, disadvantageous to such Agent, Issuing Bank or Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and, as a separate and independent obligation, shall indemnify each Agent, Issuing Bank and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Agents, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it c/o Yellow Roadway Corporation, 10990 Roe Avenue, Overland Park, Kansas 66211, Attention of Treasurer (Telecopy No. 913-696-6116);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, Mail Code: 1111 Fannin/10, 1111 Fannin, Floor 10, Houston, Texas 77002, Attention of Alice Telles (Telecopy No. 713-750-2938), with a copy to JPMorgan Chase Bank, Mail Code: 270 Park Avenue/4, 270 Park Avenue, Floor 4, New York, New York 10017, Attention of Karen May Sharf (Telecopy No. 212-270-5127);

(iii) if to the Canadian Agent, to it at JPMorganChase Bank, Toronto Branch, 200 Bay Street, Suite 1800, Royal Bank Plaza, South Tower, Toronto, Ontario M5J 2J2, Canada, Attention of Toronto Loan and Agency (Telecopy No. 416-981-9128);

(iv) if to the UK Agent, to it at JPMorganChase Bank, Mail Code: London Wall/9, 125 London Wall, Floor 9, London EC2Y5AJ, United Kingdom, Attention of Nichola Hall (Telecopy No. 44 207 7772360);

(v) if to any Issuing Bank, to it at its address (or telecopy number) set forth in its Issuing Bank Agreement;

(vi) if to the US Tranche Swingline Lender, to it at JPMorgan Chase Bank, Mail Code: 1111 Fannin/10, 1111 Fannin, Floor 10, Houston, Texas 77002, Attention of Alice Telles (Telecopy No. 713-750-2938);

(vii) if to the Canadian Tranche Swingline Lender, to it at JPMorganChase Bank, Toronto Branch, 200 Bay Street, Suite 1800, Royal Bank Plaza, South Tower, Toronto, Ontario M5J 2J2, Canada, Attention of Toronto Loan and Agency (Telecopy No. 416-981-9128);

(viii) if to the UK Tranche Swingline Lender, to it at JPMorganChase Bank, Mail Code: London Wall/9, 125 London Wall, Floor 9, London EC2Y5AJ, United Kingdom, Attention of Nichola Hall (Telecopy No. 44 207 7772360); and

(ix) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lender. Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 11.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other

Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, acceptance of a Draft or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall;

(i) increase any Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan, Acceptance or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any amount in respect of any Acceptance, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (it being understood that any increase in the total US Tranche Commitments, Canadian Tranche Commitments or UK Tranche Commitments pursuant to Section 2.10 shall not be deemed to alter such pro rata sharing of payments),

(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,

(vi) release the Company or all or substantially all of the Subsidiary Guarantors from, or limit or condition, its or their obligations under Article X or the Subsidiary Guarantee Agreement without the written consent of each Lender,

(vii) change any provisions of Article IX without the written consent of each Lender, or

(viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Tranche differently than those of Lenders holding Loans of any other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Agent, such Issuing Bank or such Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the Canadian Tranche Lenders or the UK Tranche Lenders) or the Canadian Tranche Lenders (but not the US Tranche Lenders or the UK Tranche Lenders) or the UK Tranche Lenders (but not the US Tranche Lenders or the Canadian Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Tranche of Lenders. Notwithstanding the foregoing, any amendment to this Agreement solely for the purpose of effecting an increase in the total Commitments in any Tranche pursuant to Section 2.10 may be entered into by the Company and any other relevant Borrower, the Administrative Agent and any other Applicable Agent, any Lender that has agreed to increase its Commitment in the relevant Tranche and any Person that has agreed to become a Lender hereunder and to have a Commitment in the relevant Tranche.

SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made, Acceptances accepted or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, Acceptances or Letters of Credit.

(b) The Company shall indemnify each Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, Acceptance or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability arising out of the operations or properties of the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Company fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such; and provided further that payment of any amount by any Lender pursuant to this clause (c) shall not relieve the Company of its obligation to pay such amount, and such Lender shall have a claim against the Company for such amount. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan, Acceptance or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 11.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans (and Acceptances, if applicable) of any Tranche, the amount of the Commitment or Loans (and Acceptances, if applicable) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans (and Acceptances, if applicable);

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it is not already a Lender under the applicable Tranche, hereby represents and warrants for the benefit of the Borrowers, the Agents and the Lenders that, as of the date of such assignment, it will comply with Section 2.18(e) and (f) with respect to withholding tax on payments by the Borrowers; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, face amount of Acceptances and principal amount of LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the other Agents, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.19(d) or 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, any Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and the Acceptances accepted by it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.18(e) and (f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, acceptance of any Drafts and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document (including any amount in respect of any Acceptance) is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, the Acceptances and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.13. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 11.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 11.14. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YELLOW ROADWAY CORPORATION,

By
Name:
Title:

JPMORGAN CHASE BANK, individually and as Administrative Agent,

By
Name:
Title:

[OTHER BANKS],

By
Name:
Title: